At a special meeting of shareholders of the MFS International ADR Fund, which was held on October 19, 2001, the following actions were taken:
Item 1. Trustees of the fund were elected as follows:
                                        Number of Shares
Nominee                            For             Withhold Authority
Jeffrey L. Shames                  30,000.000      .000
John W. Ballen                     30,000.000      .000
Lawrence H. Cohn                   30,000.000      .000
J. David Gibbons                   30,000.000      .000
William R. Gutow                   30,000.000      .000
J. Atwood Ives                     30,000.000      .000
Abby M. O'Neill                    30,000.000      .000
Lawrence T. Perera                 30,000.000      .000
William J. Poorvu                  30,000.000      .000
Arnold D. Scott                    30,000.000      .000
J. Dale Sherratt                   30,000.000      .000
Elaine R. Smith                    30,000.000      .000
Ward Smith                         30,000.000      .000
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
           Number of Shares
For        30,000.000
Against          .000
Abstain          .000
Broker Non-votes .000
Item 3. The amendment or removal of certain fundamental investment policies.
           Number of Shares
For        30,000.000
Against          .000
Abstain          .000
Broker Non-votes .000
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
           Number of Shares
For        30,000.000
Against          .000
Abstain          .000
Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the fund for the fiscal year ending July 31, 2002.
           Number of Shares
For        30,000.000
Against          .000
Abstain          .000